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                                                                    Exhibit 4(c)

                               THE TIMKEN COMPANY
                        VOLUNTARY INVESTMENT PENSION PLAN

         THE TIMKEN COMPANY (hereinafter the "Company"), and UNITED STEELWORKERS OF AMERICA, AFL-CIO on behalf of itself and Local Unions 1123, 2173, and 2730, (hereinafter collectively being referred to as the "Union"), have entered into a series of 401(k) Agreements, including amendments or extensions thereof, the most recent of which is dated January 14, 2000, and is known as the 2000 401(k) Agreement.

         The parties have agreed to continue the 401(k) Plan established under said 401(k) Agreements, and the payment of 401(k) benefits from the trust heretofore established, but with certain changes to become effective on January 16, 2000. Until January 16, 2000, all of the provisions of the 1997 401(k) Agreement shall remain in effect. All provisions of this 401(k) Plan solely relating to the administration and operation of the 401(k) Plan, excluding all provisions that relate to and affect the qualifications of the 401(k) Plan in form, are generally effective January 16, 2000, and will remain in effect until the expiration of the 2000 401(k) Agreement. As to any participant who retires and becomes a recipient or whose continuous service is otherwise broken on or after January 16, 2000, his rights and benefits shall be determined pursuant to the provisions of the 401(k) Plan as of that date. Certain provisions that relate to and affect the qualifications of the 401(k) Plan were effective January 1, 1997, except as otherwise specified herein.

                             ARTICLE I - DEFINITIONS

         Wherever used herein, the terms hereinafter referred to in this 401(k) Plan shall be understood to have the following meaning:

         1. The terms "Company", "Union", and "Employee", shall have the same meanings as ascribed to such words in the 2000 Basic Labor Agreement between the parties dated January 14, 2000, in respect of rates of pay, hours of work, and conditions of employment.

                  a.       "Company" shall mean THE TIMKEN COMPANY;

                  b. "Union" shall mean UNITED STEELWORKERS OF AMERICA, AFL-CIO, on behalf of itself and LOCAL UNIONS NO. 1123, 2173, and 2730, said International Union and Local Unions collectively being referred to hereinafter as the "Union";

                  c. "Employee" shall mean all production and maintenance workers in the bearing, steel and tube plants at Canton, Ohio, the steel and tube plant and bearing plant at Gambrinus (just outside of the City of Canton), the steel plant on Faircrest Street, S.W., Stark County, Ohio, and the plants at Wooster and Columbus, Ohio, of the Company, excluding supervisors, assistant supervisors, or supervisors in charge of any class of labor, bricklayers, watchmen, guards, factory clerks, or other clerical workers and salaried employees.

         2. The terms "Continuous Service" and "Hour of Service" shall have the same meanings as ascribed to such words in the 2000 Pension Agreement between the parties dated January 14, 2000.

                  a. Except as otherwise provided, the Continuous Service of any Participant for determining his eligibility for and the amount of any 401(k) Benefit hereunder shall be the time from the first employment of said Participant by the Company until the time of his voluntary retirement, except that such Continuous Service shall be broken and credit for previous service lost by:

                           (1) Voluntarily quitting the service of the Company. (An unauthorized absence of seven
                                    (7) consecutive scheduled working days shall be considered a voluntary quit. Absence for military or naval service, other than temporary training


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                                    programs of the State Guard or Reserve
                                    Forces, shall be considered a voluntary
                                    quit, unless otherwise provided by law or by the applicable collective bargaining agreement.)

                           (2) Discharge for proper cause from the service of the Company.

                           (3)      (a)      Layoff for a continuous period of
                                             time as produces a break in his
                                             accumulated Continuous Service
                                             record under the Basic Labor
                                             Agreement in effect at the time of
                                             a layoff but not to exceed a
                                             continuous period of two (2) years.

                                    (b)      Any employee on layoff for
                                             reduction in force or physical
                                             disability who returns to work
                                             after January 16, 2000, whose
                                             Continuous Service was broken while
                                             laid off due to reduction in force
                                             after July 21, 1980, pursuant to
                                             Paragraph 3 of Section K of Article
                                             VIII of the 1980, 1983, 1986, 1989,
                                             or 1993 Basic Labor Agreement
                                             shall, after the date of the
                                             employee's return to work, have his
                                             Continuous Service adjusted so that
                                             his Continuous Service, after the
                                             date of his return to work, shall
                                             be increased by the excess, if any,
                                             of his layoff over two (2) years,
                                             up to a maximum increase of two (2)
                                             years.

                                    (c)      Any active employee as of January
                                             16, 2000, whose Continuous Service
                                             was broken while laid off for
                                             physical disability after July 21,
                                             1980, pursuant to Paragraph 3 of
                                             Section K of Article VIII of the
                                             1980, 1983, 1986, 1989, or 1993
                                             Basic Labor Agreement shall have
                                             his Continuous Service adjusted so
                                             that his Continuous Service, as of
                                             January 16, 2000, shall be
                                             increased by the excess, if any, of
                                             his layoff over two (2) years, up
                                             to a maximum increase of two (2)
                                             years. Any employee on layoff for
                                             reduction in force or physical
                                             disability who returns to work
                                             after January 16, 2000, whose
                                             Continuous Service was broken while
                                             laid off due to physical disability
                                             after July 21, 1980, pursuant to
                                             Paragraph 3 of Section K of Article
                                             VIII of the 1980, 1983, 1986, 1989,
                                             or 1993 Basic Labor Agreement
                                             shall, after the date of the
                                             employee's return to work, have his
                                             Continuous Service adjusted so that
                                             his Continuous Service, after the
                                             date of his return to work, shall
                                             be increased by the excess, if any,
                                             of his layoff over two (2) years,
                                             up to a maximum increase of two (2)
                                             years.

                                    (d)      A break in Continuous Service shall
                                             not occur during a layoff because
                                             of physical disability resulting
                                             from an injury or disease for which
                                             Workers' Compensation Benefits are
                                             payable, provided the Participant
                                             returns to work within thirty (30)
                                             calendar days after the end of the
                                             period for which Total Disability
                                             Benefits are payable and provided
                                             the total continuous period of his
                                             absence from work does not exceed
                                             five (5) years. A Participant who
                                             receives Workers' Compensation
                                             Total Disability Benefits for the
                                             entire five (5)-year period or who
                                             retires from disability while
                                             receiving Workers' Compensation
                                             Total Disability Benefits within
                                             the five (5)-year period shall
                                             receive credit for Continuous
                                             Service until the earlier of the
                                             termination of the five (5)-year
                                             period or retirement. Any laid off
                                             Participant who has extended recall
                                             rights as provided in Article VIII,
                                             Section H, of the then current
                                             Basic Labor Agreement may make an
                                             application for a pension during
                                             the period in which he has such
                                             extended recall rights; provided,
                                             however, that if the President,
                                             Vice President, Financial
                                             Secretary, Treasurer, or Recording
                                             Secretary of any Local Union who
                                             has been or is an employee of the
                                             Company and has been or may
                                             hereafter be given


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                                             a leave of absence on the condition
                                             stated in Article VIII of the then
                                             current Basic Labor, Agreement,
                                             such leave of absence shall not
                                             constitute a break in such a
                                             Participant's record of Continuous
                                             Service for the purpose of this
                                             401(k) Agreement.

                                    (e)      The adjustment of a Participant's
                                             Continuous Service under
                                             Subparagraphs (a), (b), (c), or (d)
                                             above shall not result in
                                             duplicating credit for Continuous
                                             Service for the same period of
                                             layoff.

                  b. The term "Hour of Service" means each hour (1) for which a Participant is paid, or entitled to payment for the performance of duties, for the Company or for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence; (2) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company; or (3) for which a Participant is credited pursuant to Sections 410(a)(5)(E) and 411(a)(6)(E) of the Code, solely for the purpose of determining whether a one (1) year break in service has occurred. Hours of Service shall be determined by dividing the payments received or due for reasons other than the performance of duties by the lesser of (I) the Participant's most recent hourly rate of compensation for the performance of duties or (ii) the Participant's average hourly rate of compensation for the performance of duties for the most recent computation period in which the Participant completed more than five hundred (500) Hours of Service. Hours of Service shall be computed and credited in accordance with Department of Labor Regulation 2530.200(b).

         3. The term "Beneficial Interest" shall mean the proportionate allocation of assets held by the Plan in the name of the Trust on of each Participant, which allocation is determined each day for each Participant by the ratio of total contributions to the Plan made by the Participant compared to the total contributions to the Plan made by all Participants.

         4. The term "Beneficial Loan Interest" shall mean the market value of the assets representing the Participant's Beneficial Interest in the Trust in the custody of the Trustee as of any valuation date, determined for Company stock by the market price for such common stock, as reported by the New York Stock Exchange, on any valuation date and for other investment options by the market value on the most recent valuation date immediately preceding the date of the loan.

         5. The term "Gross Earnings" shall mean an Employee's regular wages paid (including any overtime or premium payments and any cost-of-living adjustments) during his or her period of participation in the Plan, but excluding any special types of payments, such as, but not limited to, suggestion awards, vacation pay, or retirement benefits. Effective January 1, 2000, for the purposes of this Plan, and in accordance with Section 401(A) (17) of the Code, gross earnings cannot exceed $170,000 (as adjusted) for a Plan Year.

         6. The term "Highly Compensated Employee" shall mean, effective January 1, 1997, any employee who:

                  a. was at any time during the current Plan Year or the preceding Plan Year a five percent (5%) or more owner of the Company's outstanding common stock, or

                  b. received compensation during the preceding Plan Year from the Company in excess of $80,000 (or, if greater, the dollar limitation in effect under
                           Section 414(q)(1)(B) of the Code), and, if the Company so elects, was in the top-paid group of Employees (as defined in Section 414(q)(4) of the Code) for such year.

         A former Employee shall be considered a Highly Compensated Employee, if he separates from service (or was deemed to do so) prior to the year for which the determination is made, performed no service for the Company


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during such determination year, and was a Highly Compensated Employee for either the year in which he separated from service or any determination year ending on or after his 55th birthday.

         The determination of who is a Highly Compensated Employee, including the determination of the number and identity of employees in the top-paid group, and the compensation that is considered, will be made in accordance with Section 404(q) of the Code and the regulations thereunder.

         For purposes of this definition, compensation is compensation within the meaning of Section 415(c)(3) of the Internal Revenue Code, including elective or wage reduction contributions to a cafeteria plan, cash, or deferred arrangement or tax-sheltered annuity.

         7. The term "Participant" shall mean any Employee who meets the requirements of Article II below.

         8. The term "Plan" shall mean The Timken Company Voluntary Investment Pension Plan as herein set forth and as it may be amended and restated from time to time.

         9. The term "Plan Administrator" shall mean the Company.

         10. The term "Plan Year" shall mean a period which includes all pay periods for which payment is made in a calendar year.

         11. The term "the 401 (k) Trust" or "the Trust" shall mean the Trust established in connection with the Plan which holds and invests the Participant contributions.

         12. The term "Trustee" shall mean a trust company selected by the Company and any successors thereto.

         13. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor Internal Revenue Code.

         14. The term "Rollover Contribution" shall mean all or part of a distribution a Participant receives from a qualified trust described in Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, from an annuity plan described in Section 403(a) of the Code, or from an individual retirement account or an individual retirement annuity described in
Section 408 of the Code, including any earnings on such distribution, but not including any portion of such distribution attributable to post-tax contributions, which is contributed to the Trust.

         15. The term "Valuation Date" shall mean any day that the New York Stock Exchange is open for business or any other date chosen by the Company to make annual valuations of the Trust Fund as necessary.

         16. The term "Administrative Delegate" shall mean one or more persons or institutions to whom the Company has delegated certain administrative functions pursuant to a written administrative agreement.

         17. The term "Beneficiary" shall mean the person last designated by a Participant to receive any benefits as provided herein. This designation shall be in writing on a form supplied by the Plan Administrator and filed with the Plan Administrator prior to the Participant's death. A Beneficiary will remain as a Beneficiary until changed by a Participant.

         18. The term "Benefit Starting Date" shall mean the first day of the first period for which a benefit is payable.

         19. The term "ERISA" shall mean the Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

         20. The term "Fiduciaries" shall mean the Company, the Plan Administrator and the Trustee, but only with respect to the specific responsibilities of each for Plan and Trust administration.


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         21. The term "Income" shall mean the net gain or loss of the Trust from investments, as reflected by interest received and accrued, dividends received, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust. In determining the income of the Trust for any period, assets shall be valued on the basis of their current market value.

         22. The term "Normal Retirement Age" shall mean the later of the time a Participant attains sixty-five (65) years of age or the fifth anniversary of the time participation commenced.

         23. The term "Normal Retirement Date" shall mean the first day of the first calendar month following a Participant's attainment of Normal Retirement Age.

         24. The term "Pooled Investment Account" shall mean an account established pursuant to an administrative services agreement between the Company and the Trustee.

         25. Masculine pronouns wherever used in the Plan shall include feminine or neuter pronouns, and the singular shall include the plural wherever appropriate.

                          ARTICLE II - 401(K) BENEFITS

A.       ELIGIBILITY AND PARTICIPATION

         1. Participation in this Plan shall be available only to Employees of the Company in the United States, who have completed the eligibility requirements to be participants under the 2000 Insurance Agreement, that is the completion of the probationary period of one hundred twenty (120) days worked in the employ of the Company.

         2. Eligible Employees electing to participate in this Plan for the first time or following a return to active employment with the Company must elect to participate in this Plan by filing a written election to do so, which election will be effective with the first available pay period. Any other election to participate or re-participate may be accomplished by utilizing the interactive voice response system, which election will be effective with the first available pay period.

         3. An Employee's election to participate in this Plan shall designate the amount of wage reduction elected by the Employee to be contributed to this Plan, as provided in Section B of this Article II. Such election shall become effective with the first available pay period.

         4. An Employee's election to participate in this Plan shall continue in effect until the Employee utilizes the interactive voice response system to terminate his or her participation or until such Employee ceases to be eligible to participate in this Plan.

B.       WAGE REDUCTION CONTRIBUTIONS AND ROLLOVER CONTRIBUTIONS

         1. At any time, in accordance with Section A above, a Participant may elect to have his or her wages reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and eighteen percent (18%) of his or her Gross Earnings to be deducted from his or her wages payable for each pay period; provided however, effective January 1, 2000, that the percent reduction selected cannot result in more than a $10,500 wage reduction contribution on behalf of a Participant in a Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code).

         2. A Participant's election as to the rate of his or her wage reduction contributions to this Plan will remain in effect until the Participant changes his or her election, ceases to be eligible to participate, or utilizes the interactive voice response system or through a customer service representative to terminate his or her participation in this Plan.


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         3. A Participant may change his or her election as to the rate of wage reduction contributions to this Plan by utilizing the interactive voice response system or through a customer service representative on any business day. Any change made on the appropriate form will be effective for the first available pay period and for all succeeding pay periods, unless changed again by the same procedure.

         4. A Participant after filing with the Company or the Administrative Delegate the form prescribed by the Plan Administrator, may make a cash contribution to the Trust in the form of a Rollover Contribution. Before completing the Rollover Contribution, the Participant shall furnish satisfactory evidence to the Plan Administrator that the proposed Rollover Contribution satisfies the requirements of Section 408(d)(3) of the Code.

C.       LIMITS ON CONTRIBUTIONS

         1. In no event shall the annual addition to a Participant's account under this Plan and any other contributions to qualified defined contribution plans maintained by the Company exceed the lesser of $30,000 (or, if greater, one-fourth (1/4) of the dollar-limitation in effect under Section 415(b)(1)(A) of the Code) or twenty-five percent (25%) of the Participant's total compensation from the Company. The annual addition shall be a Participant's wage reduction contributions and amounts allocated after March 31, 1984, to an individual medical account, as defined in Section 415(c)(2) of the Code, which is a part of a pension or annuity plan maintained by the Company. Amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in
Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in
Section 419(e) of the Code, maintained by the Company are also treated as annual additions. For purposes of this Section C, compensation shall include all amounts received by a Participant from the Company during a Plan Year for the performance of personal services to the extent that such amounts are includable in taxable income. Effective January 1, 2000, in no event shall the amount of Participant wage reduction contributions to a Participant's account exceed $10,500 for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code).

         2. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the contributions to the Participant's account made under this Plan shall be reduced as necessary.

         3.       a.       If the Participant is or was formerly a Participant
                           in a defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0.

                  b. The defined benefit plan fraction is a fraction, the of which Is the sum of the Participant's projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Company, and the denominator of which is the lesser of (1) 1.25 times the dollar limitation of Section 415(b) (1) (A) of the Code in effect for the limitation year or (2) 1.4 times the Participant's average compensation for the three (3)-consecutive years that produce the highest average, including any adjustments under Section 415(b) of the Code.

                  c. Notwithstanding the above, if the Participant were a Participant as of the first day of the first limitation year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Company which were in existence on May 6, 1986, the denominator of this fraction will not be less than 125 percent of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last limitation year beginning before January 1, 1987, disregarding any change in the terms and conditions of the plan after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Section 415 of the Code for all limitation years beginning before January 1, 1987.

                  d. The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all defined contribution plans maintained by the Company (whether or not terminated) for the current and all prior limitation years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Company: (1) 1.25 times the dollar limitation in effect under Section 415(c) (1) (A) of the Code for such year or (2) 1.4 times the amount which may be taken into account under Section 415(c) (1) (B) of the Code.

                  e. The maximum aggregate amount in any limitation year is the lesser of 125 percent of the dollar limitation determined under Section 415(b) and (d) of the Code in effect under Section 415(c)(1)(A) of the Code or 35 percent of the Participant's compensation for such year.

                  f. If the Participant were a Participant as of the end of the first day of the first limitation year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Company which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over
                           1.0 times (2) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the last limitation year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of the Plan made after May 5, 1986, but using the
                           Section 415 limitation applicable to the first limitation year beginning on or after January 1, 1987.

                  g. The benefits limitation set forth in Section C, Paragraph 3(a)-(f) above will no longer be effective for limitation years (which are the Plan Years) commencing on or after January 1, 2000. Beginning with the first Plan Year commencing on or after January 1, 2000, the benefit payable to any current or former Participant who has commenced benefits under the Plan prior to that date in a form other than a lump-sum payment, and who still has an accrued benefit under the Plan (other than a benefit resulting solely from the repeal of the limitations of Section C, Paragraph 3(a)-(f) will be increased to a benefit that is no greater than the benefit that would have been permitted for that year under Section 415(b) of the Code for the Participant had not Section C, Paragraph 3(a)-(f) above limited the benefit at the time of commencement. In the case of a benefit that is payable as a lump-sum payment, the benefit payable with the first Plan Year commencing on or after January 1, 2000, may be increased by an amount that is actuarially equivalent to the amount of increase that could have been provided had the benefit been paid in the form of a straight-life annuity. In no event shall benefits attributable to years commencing before January 1, 2000, reflect benefit increases that could not be paid for those years because of the limitations of Section C, Paragraph 3(a)-(f).

         4. For Plan Years commencing prior to January 1, 2000, if the annual addition which would otherwise be made to a Participant's account exceeds the permissible amount, the Company's contribution to the defined benefit plan shall be reduced accordingly.

         5. If, as a result of the allocations of any forfeitures or errors in estimating a Participant's compensation, the annual addition to a Participant's Account exceeds the permissible amount, the excess will be disposed of as follows:

                  a. If the Participant is covered by the Plan at the end of the limitation year, the excess amount in the Participant's Account will be used to reduce Company contributions (including any allocation of forfeitures) for such Participant in the next Plan Year and each succeeding Plan Year if necessary.

                  b. If the Participant is not covered by the Plan at the end of a Plan Year, the excess amount will be held unallocated in a suspense account.

                  c. If a suspense account is in existence at any time during the Plan Year pursuant to this Section, it will not participate in the allocation of the Trust investment gain and losses. If a suspense account is in existence at any time during a particular Plan Year, all amounts in the suspense account must be allocated and reallocated to Participants' accounts before any Company contributions may be made to the Plan for that limitation year. Excess amounts may not be distributed to Participants or former Participants.

                  d. Any underpayments of Company contributions will be corrected by the Company.

         For purposes of this Section C, Paragraph 5, excess amounts attributable to a specific type of contribution may be utilized to reduce only a comparable contribution in the following year.

         6. The Accrued Benefit for each Participant in the Plan who has accrued benefits as of December 31, 1993, who has at least one Hour of Service with the Company in a Plan Year beginning after that date and whose Accrued Benefits were determined taking into account compensation that exceeded the annual compensation limit for any year, may be changed as set forth in this Section.

                  A Participant's Accrued Benefit under the Plan shall be equal to the greater of:

                  a. the Participant's Accrued Benefit as of December 31, 1993, and his accrued Benefit determined under the formula and limitations applicable to benefit accruals in the current plan year as applied to years of service after December 31, 1993, or

                  b. the Participant's Accrued Benefit determined under the formula and limitations applicable to benefit accruals in the current Plan Year as applied to the Participant's total years of service for the Company before and after December 31, 1993.

D.       INTERESTS NON-FORFEITABLE

         Participants shall have an immediate fully vested and non-forfeitable right to Participant contributions properly credited to their respective accounts and the income attributable thereto.

E.       VETERANS' RIGHTS

         1. A Participant who is reemployed by the Company pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 shall be treated as not having incurred a break in service with the Company by reason of such Participant's period or periods of service in the armed forces of the United States. Each period served by a Participant in the armed forces shall, upon reemployment, be deemed to constitute service with the Company for purposes of determining and non-forfeitability of benefits and the accrual of benefits under the Plan.

         2. A Participant so reemployed shall be entitled to accrued benefits that are contingent on the making of, or derived from, Wage Reduction Contributions only to the extent such Participant makes payment to the Plan with respect to such Wage Reduction Contributions. No such payment may exceed the amount the Participant would have been permitted to contribute had the Participant remained continuously employed by the Company through the period of service in the armed forces. Any payment of Wage Reduction Contributions to the Plan shall be made during the period beginning with the date of reemployment and whose duration is three (3) times the period of the Participant's service in the armed forces, not to exceed a maximum duration of five (5) years.

         3. For purposes of computing Wage Reduction Contributions under Section E, Paragraph 2, above, the Participant's compensation during the period of service in the armed forces shall be computed at the rate the Participant would have received, but for the period of service in the armed forces, or, in the case that the determination of such rate is not reasonably certain, on the basis of the Participant's average compensation during the twelve (12)-month period immediately preceding such period of service in the armed forces, or if shorter, the period of employment immediately preceding such period.

                      ARTICLE III - OPERATION OF THE TRUST

A.       INVESTMENT OF FUNDS

         1. A Participant will be able to invest his Wage Reduction Contributions in the investment options offered by the Trustee, which options shall be selected by the Plan Administrator. The Plan Administrator will offer four (4) basic investment options to Participants and may offer additional investment options. There will be no investment fees for Participants for the four (4) basic options, but investment fees on the additional options will be charged to the account of any Participant electing them. The Company may, for administrative purposes, establish unit values for one or more investment funds (including Timken Company Common Stock) and maintain the Accounts setting forth each Participant's interest in such investment fund (or portion thereof) in terms of such units, all in accordance with fair, equitable and administratively practicable rules and procedures as the Company shall design and adopt. Such rules and procedures shall be set forth in a Pooled Investment Service Agreement between the Company and the Trustee, which Agreement shall be incorporated by reference and made a part of this Plan. In the event that unit accounting is established for any investment fund (or portion thereof) the value of a Participant's Account at any time shall be an amount equal to the then value of a unit in such investment fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

         2. At the time the Participant enrolls or re-enrolls in the Plan, he or she may elect what percentage, if any, of his Wage Reduction Contributions, in increments of five percent (5%), he wishes to place in each investment option.

         A Participant can request fund transfers on any business day of his prior Wage Reduction Contributions from one (1) investment option to another by utilizing the interactive voice response system or through a customer service representative.

         The Participant may elect what percentage, if any, of those assets in the Participant's investment accounts will be reallocated in five percent (5%) increments to the investment options chosen by the Participant. In order to effectuate a transfer into or out of the fund holding Timken Company Stock, shares of Timken Company Stock may be (a) bought and/or sold on the open market at the market price of the stock on any Valuation Date, or (b) effective November 13, 1996, bought from and/or sold to the Company at the average of the high and low market price on the Valuation Date the request is received by the Company, if cash is not available.

         3. Each business day, the Trustee or its designee shall, by appropriate accounting procedures, determine the Beneficial Interest of each Participant in the assets then held in the Trust.

         4. As soon as possible following the end of each calendar quarter, each Participant shall receive a statement showing the details of the Participant's Beneficial Interest in the Trust.

         5. The Trustee shall, following the end of each Valuation Date, value all assets of the Trust Fund, allocate net gains or losses, and process additions to and withdrawals from Account balances in the following manner:

                  a. The Trustee shall first compute the fair market value of securities and/or the other assets comprising each investment fund designated by the Company for direction of investment by the Participants of this Plan. Each Account balance shall be adjusted each business day by applying the closing market price of the investment fund on the current business day to the share/unit balance of the investment fund as of the close of business on the current business day.

                  b. The Trustee shall then account for any requests for additions or withdrawals made to or from the specific designated investment fund by any Participant, including allocations of contributions. In completing the valuation procedure described above, such adjustments in the amounts credited to such Accounts shall be made on the business day to which the investment activity relates. Contributions received by the Trustee pursuant to this Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the Trustee and allocated among the Accounts of Participants.

                  c. Notwithstanding Subsections a. and b. above, in the event a Pooled Investment Fund is created as an investment option in this Plan, valuation of the Pooled Investment Fund and allocation of earnings of the Pooled Investment Fund shall be governed by the Administrative Services Agreement for such Pooled Investment Fund. The provisions of any such Administrative Services Agreement shall be incorporated by reference and made a part of this Plan.

         It is intended that this Section operate to distribute among the Participant's Accounts in the Trust Fund, all income of the Trust Fund and changes in the value of the assets of the Trust Fund.

B.       DISTRIBUTIONS FROM THE TRUST

         1.       a.       The shares held in the Trust for the benefit of a
                           Participant shall be distributed to the Participant upon retirement at or after Normal Retirement Age, upon early retirement as provided under the then current Pension Agreement, upon attainment of age
                           70-1/2, upon a break in Continuous Service with the Company, or to the Participant's beneficiary upon the death of the Participant, except as hereinafter provided.

                  b. Early retirement shall include retirement at any age under sixty-five (65) years with not less than thirty
                           (30) years of continuous service, retirement at the age of sixty (60) years with not less than twenty-five (25) years of continuous service, retirement at the age of sixty-two (62) years with not less than fifteen (15) years of continuous service, retirement with an actuarially reduced Pension Benefit between the ages of sixty (60) and sixty-two (62) with not less than fifteen (15) years of continuous service, retirement due to shutdown or layoff, and retirement due to disability.

                  c. Following a Participant's attainment of his Normal Retirement Age, the Company shall give him notice in accordance with applicable law that Plan payments are being suspended during any month after his Normal Retirement Age and before he retires during which he completes 40 or more Hours of Service (within the meaning of clause (1) of Article I, Section 2(b). A Participant shall be entitled to receive Plan benefits after his Normal Retirement Age and before he retires during any month in which he completes fewer than 40 such Hours of Service.

         2.       a.       A Participant's beneficiary shall be his or her
                           spouse or, if the Participant has no spouse or the Participant's spouse consents (in the manner described in this Paragraph) to the designation of another person or persons, such other person or persons as is designated by the Participant as his or her beneficiary. The Account balance shall be adjusted for gains and losses occurring after the Participant's death in accordance with usual Plan procedures for adjusting Account balances for other types of distributions. A Participant may elect at any time during the applicable election period, which begins on the first day of the Plan Year in which the Participant becomes a Participant in the Plan and ends on the date of the Participant's death, to waive the surviving spouse as beneficiary and may revoke any such election at any time during the applicable election period. The Plan shall provide to each Participant, within the applicable period with respect to such Participant (and consistent with such regulations as the Secretary of the Treasury may prescribe) a written explanation of: (1) the terms and conditions of the death benefit; (2) the Participant's right to make, and the effect of, an election to waive the spouse as beneficiary; (3) the rights of the Participant's spouse; and (4) the right to make, and the effect of, a revocation of an election. The term "applicable period" means, with respect to a Participant, whichever of the following periods ends last: (i) a period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35); (ii) a reasonable period after the individual becomes a Participant; (iii) a reasonable period ending after Section 417(a)(5) of the Code ceases to apply to the Participant; (iv) a reasonable period ending after Section 401(a)(11) of the Code applies to the Participant; and (v) a reasonable period after separation from service in case of a Participant who separates before attaining age thirty-five (35).

                  b. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse's consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or it is established to the satisfaction of the Plan Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

                  c. In order to elect to waive his spouse as beneficiary, a Participant also must affirmatively elect that the payment of his benefits not be in the form of a life annuity, and with respect to such Participant, this Plan may not be a transferee of a defined benefit plan or an individual account plan subject to the funding standards of the Code or any other plan required to provide a mandatory qualified joint and survivor annuity provision.

                  d. If a Participant has no spouse, if the spouse has consented in the manner described above to not being the designated beneficiary, if the spouse cannot be located, or because of circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Administrator, designate or change the designation of a beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, be paid at the discretion of the Company to the deceased Participant's surviving spouse, child or children, parent or parents, and/or the executor or administrator of his estate.

         3.       a.       A Participant or Beneficiary entitled to a
                           distribution from the Trust shall receive certificates for the full shares of Timken stock held for his or her benefit and cash for any fractional interests in shares and investments in other investment options. A Beneficiary who is a spouse may request a fund transfer of an investment in Timken stock to another investment option at any time after the death of the Participant and prior to the time that a distribution is made from the Trust, provided that such transfer does not violate any trading restrictions on the Timken stock held for the Beneficiary's benefit. Timken stock shall be valued by using the closing price of such stock on any Valuation Date. Other investment options shall be valued by using the market value on the most recent
                           Valuation Date immediately preceding the date of distribution.

                  b. Such distributions shall be made in a lump sum or in installments as soon as possible after the Participant retires, the Participant's death occurs, Continuous Service is broken or a hardship withdrawal is processed. Notwithstanding the foregoing, unless the Participant otherwise elects, distribution to a Participant will be made no later than the sixtieth
                           (60th) day after the close of the Plan Year in which Continuous Service is broken. Effective January 1, 1998, if the distribution exceeds $5,000 or if the account balance of the Participant ever exceeded $5,000 at the time of a prior distribution, cannot be distributed without the written consent of the Participant and the Participant's spouse, if any, or in cases where the Participant is dead, the Participant's surviving spouse or beneficiary (if the surviving spouse is not the beneficiary).

                  c. For distributions made from the Plan, the appropriate tax withholdings will be made, unless the Participant instructs the Plan Administrator, pursuant to procedures to be implemented by the Plan Administrator, to roll over directly his eligible rollover distribution to an eligible retirement plan. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten (10) years or more; (2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in
                           Section 403 (a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. For purposes of this provision, a Participant includes an Employee or former Employee, a Participant's surviving spouse, and a Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

                  d. A Participant or beneficiary electing to receive a distribution in installments shall elect the frequency of the distribution which may be monthly, quarterly, or annually over a period not to exceed the recipient's life expectancy according to procedures established by the Company. A Participant must have a minimum Account balance of $1,000 to elect installment distributions. After installment payments begin, when the Account balance becomes $1,000 or less, the entire balance will be distributed in a lump-sum payment.

                  e. If distribution of benefits has commenced before the Participant's death, the remaining benefits will be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant's death. If the Participant dies before the distribution of benefits has commenced, the remaining portion of the Participant's interest that is not payable to a Beneficiary designated by the Participant shall be distributed within five (5) years after the Participant's death; provided that the five-year rule shall not apply to any portion of the Participant's interest payable to a Beneficiary designated by the Participant, if the remaining interest will be distributed over the life of such Beneficiary (or over a period of time not greater than said Beneficiary's life expectancy, commencing not later than one year after the Participant's death (or, if the designated Beneficiary is the Participant's surviving spouse, commencing not later than the date on which the Participant would have attained age 70-1/2).

         4. Unless the Participant otherwise elects, the payment of benefits to a Participant shall begin not later than the 60th day after the latest of the close of the year in which (a) the Participant attains age sixty-five (65), (b) the Participant completes ten (10) years of Continuous Service, or (c) the Participant terminates his service with the Company. The election to postpone the payment of benefits beyond the time specified above shall be made by submitting to the Plan Administrator a written statement, signed by the Participant, which describes the benefit and the date on which the payment of such benefit shall commence. Such an election may not be made if the exercise of such election will cause benefits payable under this Agreement in the event of the death of the Participant to be more than incidental.

         Effective January 1, 1997, in no event shall payment of such benefits be deferred beyond April 1 of the calendar year following the calendar year in which the Participant who is a five percent (5%) owner (as defined in Section 416 of the Code) attains age seventy and one-half (70-1/2). For a Participant who is not a five percent (5%) owner, the payment of benefits shall not be deferred beyond April 1 of the calendar year following the earlier of the calendar year in which the Participant attains age 70-1/2 or the calendar year in which the Participant retires.

         If distributions are required to be made under this Section B, Paragraph 4, they shall be made in a lump sum payment or in installments. The requirements of this Section B, Paragraph 4, shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Plan. All distributions required under this Section B, Paragraph 4, shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.

         5. The amount to be distributed each year, beginning with distributions for the first distribution calendar year shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (i) the applicable life expectancy or (ii) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the Proposed Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy set forth above as the relevant divisor without regard to proposed regulations Section 1.401(a)(9)-2.

         The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

         6. A Participant otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant shall direct the Company to make said distribution, provided that such distribution must be made not later than the time specified in Article VII,
Section 5 above. Upon written notice (or by any other method approved by the Company) from the Participant, such distribution shall be made as soon as possible after the notice is received.

         7. The assets of the Trust to be distributed to a Participant or Beneficiary shall include any shares (or cash in lieu of fractional shares) attributable to dividends payable to shareholders of record as of the end of the quarter with respect to which the calculation is being made.

         8. A Participant or beneficiary otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant or beneficiary shall direct the Trustee to make said distribution, provided that such distribution must be made not later than the time specified in Section B, Paragraph 4, above. Upon written notice from the Participant or beneficiary, such distribution shall be made in a lump sum or in installments as soon as possible after the notice is received.

         9.       a.       Partial or total distributions of his wage reduction
                           contributions may also be made to a Participant, upon application to the Trustee, in cases of hardship. If a Participant elects a withdrawal prior to the date he retires, becomes disabled, or terminates his service with the Company, such withdrawal will require the consent of the Trustee and such consent shall be given only if, under uniform rules and regulations, and in conformance with procedures established by the Company, the Trustee determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from the resources of the Participant. Effective January 1,
                           1998, if the Participant is married, a distribution in excess of $5,000 cannot be distributed without the written consent of the Participant's spouse.

                  b. The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the Participant, payment of post-secondary educational tuition for a year for the Participant or his dependents, health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Participant's principal residence.

                  c. The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant (grossed up to reflect the income taxes that will be assessed on the distribution), the Participant has obtained all distributions (other than hardship distributions) under all plans maintained by the Company, the Participant agrees that all wage reduction contributions and all other Participant contributions to all plans maintained by the Company will be suspended until twelve (12) months after receipt of the hardship distribution, and the Participant agrees that any wage reduction contributions made in the taxable year following the taxable year of the hardship distribution shall not exceed the maximum limit under Section 402(g) of the Code less the amount of the Participant's wage reduction contributions for the taxable year of the hardship distribution.

                  d. Such election may be made at any time, but not more frequently than once a year for reasons other than the payment of post-secondary education tuition. Elections for the payment of post-secondary education tuition may be made as often as every calendar quarter, and may be made in addition to a withdrawal for a non-tuition payment reason. All withdrawal elections shall be made by a Participant on written forms supplied by the Trustee for that purpose. Such distributions shall be processed immediately following the completion of the application procedure.

         10.      a.       A Participant may obtain a loan from the Trust upon
                           proper application to the Trust pursuant to procedures established by the Plan Administrator. The nature and amount of the loan must conform to the following rules and limits:

                           (1)      The minimum loan amount is $1000.

                           (2) The maximum loan amount is fifty percent (50%) of the Participant's Beneficial Loan Interest, provided, that no loan may be greater than $50,000, reduced by the excess, if any, of (a) the highest outstanding loan balance from the Plan during the one
                                    (l)-year period ending on the day before the date on which such loan is made over (b) the outstanding loan balance from the Plan on the date on which such loan is made. The Trustee will accept only the Participant's accrued benefit as collateral for loans.

                           (3) The term of the loan cannot exceed four (4) years.

                           (4) A Participant may have only one (1) loan from this Plan in effect at any one time and may apply for only one (1) loan within each twelve (12)-month period.

                           (5) The Plan Administrator will establish the rate of interest to be charged on all loan balances. This rate of interest will be one percent (1%) in excess of the prime rate as published in the Wall Street Journal the first business day of the month in which the loan is granted.

                           (6) The loan shall be repaid by the Participant, if the Participant is an active Employee, through payroll deduction as established by the loan agreement. If the Participant is not an active Employee, the Participant and the Company shall agree to a repayment schedule which shall be incorporated in the loan agreement. The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty. Interest paid by the Participant will be credited directly to the Participant's account. The loan fee of not more than $50.00 per loan will be paid by the Participant from funds other than those in the Trust.

                           (7) The loan amount will be taken on a pro-rata basis from the Beneficial Loan Interest in all investment options at the time of the loan. Repayments will be redeposited into the Participant's current investment options and contributions using the current ratio.

                           (8) If a Participant does not repay a loan which he or she may have from the Plan, the Trustee will declare such loan to be in default when the loan is in arrears of repayment for more than ninety (90) days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount of the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. The amount of the default will not constitute part of subsequent distributions from the Trust.

                           (9) The proceeds of the loan cannot be applied toward the purchase of any securities.

                  b. Loans may be applied for on any business day. Loan application shall be made through the interactive voice response system.

         11.      a.       When a Participant has satisfied the eligibility
                           requirements of the Plan, the Company may transfer the Participant's account balance under another qualified defined contribution plan or a conduit individual retirement account which authorizes such transfers to the Plan. Transferred accounts shall be subject to such rights, restrictions, and features
                           (including vesting provisions) applicable to assets in similar accounts contributed to and held under the Plan. The Plan Administrator may establish such non-discriminatory restrictions and rules applicable to such transfers from the Plan and transfers to the Plan as it may determine to be necessary or desirable to maintain the qualified status of the Plan. in no event shall any amount be transferred to the Trust from a defined benefit pension plan or a money purchase pension plan.

                  b. The Company may transfer a Participant's account under the Plan to another qualified defined contribution plan maintained by the Company, when the Participant transfers employment from an employee group covered by the Plan to an employee group not so covered, provided that the other plan accepts such transfers. Accounts so transferred shall be subject to such rights, restrictions, and features (including vesting provisions) applicable to assets in similar accounts contributed to and held under the other plan. The Plan Administrator may establish such non-discriminatory restrictions and rules applicable to such transfers as it may determine to be necessary or desirable to maintain the qualified status of the Plan (and any other plan sponsored by it) under the Code.

C.       EQUITY DETERMINATION

         1. The Company may amend or revoke the Wage Reduction Contribution election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to insure that the annual addition to a Participant's Account for any Plan Year will not exceed the limitations of Section C, Paragraph 1, of Article II, or to insure that the discrimination tests of Section 401(k) of the Code are met for such Plan Year. The discrimination tests shall be (1) that the Employees eligible to benefit under this Plan shall satisfy the nondiscrimination provisions of Section 410(b)(1) of the Code and (2) that the actual deferral percentage for Highly Compensated Employees (as defined in Article I, Section 6) for such Plan Year bears a relationship to the actual deferral percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

                  (a) the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by 1.25, or

                  (b) the excess of the actual deferral percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two (2) percentage points, and the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by two (2).

                  For purposes of this Section, the actual deferral percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

                  (a) the amount of Wage Reduction Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year, to

                  (b) the Employee's compensation (as defined in Section 414(s) of the Code) for such Plan Year.

         For purposes of determining whether the Plan satisfies the actual deferral percentage test, all Wage Reduction Contributions that are made under two or more plans that are aggregated for purpose of satisfying Sections 401(a)(4) of the Code and 410(b) (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purpose of satisfying Section 401(k) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual deferral percentage, the actual deferral ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(k) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

         2. The Company may amend or revoke the Wage Reduction Contributions election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to insure that the discrimination tests of
Section 401(m) of the Code are met for such Plan Year. The discrimination tests shall be that the actual contribution percentage for Highly Compensated Employees (as defined in Article I, Section 6) for such Plan Year bears a relationship to the actual contribution percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

                  (a) the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by 1.25, or

                  (b) the excess of the actual contribution percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two
                           (2) percentage points, and the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by two (2).

         For purposes of this Section, the actual contribution percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

                  (a) the amount of any Wage Reduction Contributions that are treated by the Company as matching contributions to the Plan, to

                  (b) the Employees' compensation (as defined in Section 414(s) of the Code) for such Plan Year.

         For purposes of determining whether the Plan satisfies the actual contribution percentage test of Section 401(m) of the Code, all matching contributions that are made under two or more plans that are aggregated for purpose of satisfying Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code, are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of satisfying Section 410(m) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual contribution percentage, the actual contribution ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

         3. Effective January 1, 1997, in the event that the Plan should fail to meet the test set forth in Article III, Section C, Paragraph 1, the amount of excess contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling method, under which the dollar amount of contributions by and on behalf of the Highly Compensated Employee with the highest dollar amount of such contributions is reduced to the extent required to:

                  (a) enable the arrangement to satisfy the actual deferral percentage test, or

                  (b) cause such Highly Compensated Employee's dollar amount of such contributions to equal the dollar amount of a Highly Compensated Employee with the next highest dollar amount of such contributions.

         This process must be repeated until the Plan satisfies the actual deferral percentage test. For each Highly Compensated Employee, the amount of excess contributions is equal to the total Wage Reduction Contribution on behalf of the Participant.

         Excess contributions (and income allocable thereto) are distributed in accordance with this Article III, Section C, Paragraph 3, only if such excess contributions (and allocable income) are designated by the Company as a distribution of excess contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions occurred and within twelve months after the close of such Plan Year.

         A corrective distribution of excess contributions (and income) is includable in gross income of the Participant on the earliest dates any Wage Reduction Contributions by the Participant during the Plan Year would have been received by the Participant had he originally elected to receive the amounts in cash, or, if distributed more than two and a half months after the Plan Year for which such contributions were made, in the taxable year of the Participant in which distributed.

         The amount of excess contributions to be distributed under this Section C, Paragraph 3, with respect to a Participant for a Plan Year shall be reduced by any excess Wage Reduction Contribution elections under Article II, Section C, previously distributed to such Participant for the Participant's taxable year ending with or within such Plan Year. The amount of excess Wage Reduction Contributions elections that may be distributed under Article II, Section C, with respect to a Participant for a calendar year shall be reduced by any excess contributions previously distributed with respect to such Participant for the Plan Year beginning with or within such calendar year. In the event of a reduction under this paragraph, the amount of excess contributions includable in the gross income of the Participant and the amount of excess contributions reported by the Company as includable in the gross income of the Participant shall be reduced by the amount of the reduction under this paragraph.

         4. Effective January 1, 1997, in the event that the Plan should fail to meet the test set forth in Article III, Section C, Paragraph 2, the amount of excess aggregate contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling method under which the dollar amount of contributions by and on behalf of the Highly Compensated Employee with the highest dollar amount of such contributions is reduced to the extent required to:

                  (a) enable the Plan to satisfy the actual contribution percentage test, or

                  (b) cause such Highly Compensated Employee's dollar amount of such contributions to equal the dollar amount of the Highly Compensated Employee with the next highest dollar amount of such contributions.

         This process must be repeated until the Plan satisfies the actual contribution percentage test. For each Highly Compensated Employee, the amount of excess aggregate contributions is equal to the total Wage Reduction Contributions, treated as matching contributions, on behalf of the Participant.

         Excess aggregate contributions (and income allocable thereto) are distributed in accordance with this Article III, Section C, Paragraph 4, only if such excess aggregate contributions (and allocable income) are designated by the Company as a distribution of excess aggregate contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess aggregate contributions occurred and within twelve months after the close of the following Plan Year.

         A corrective distribution of excess aggregate contributions (and income) is includable in gross income for the taxable year of the Participant ending with or within the Plan Year for which the excess aggregate contributions were made or, if distributed more than two and a half months after the Plan Year for which such excess aggregate contributions were made, in the taxable year of the Participant in which distributed.

         5. If a multiple use of the alternative limitations described in
Article III, Section C, Paragraphs 1 and 2, occurs with respect to the Plan, such multiple use shall be prevented as to any Highly Compensated Employee according to the provisions of Section 1.401(m)-2(b) of the Treasury Regulations. Such multiple use shall be corrected by reducing the dollar amount of contributions by and on behalf of all Highly Compensated Employees. The amount of the reduction to the dollar amount of such contributions of all Highly Compensated Employees shall be calculated in the manner described in Article III, Section C, Paragraph 4. The required reduction shall be treated as an excess aggregate contribution under the Plan.

                                   ARTICLE IV

                     GENERAL CONDITIONS CONCERNING THE PLAN

A.       MERGER, CONSOLIDATION, OR TRANSFER

         In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer, (if this Plan had then terminated).

B.       NON-ALIENATION OF PARTICIPANTS' INTERESTS

         1. No right to the monies contributed by a Participant under this Plan, nor in any assets held by the Trustee, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale, or transfer of any kind prior to being distributed to the Participant as provided in the Plan. However, the Trustee is granted in the Trust Agreement a lien on Trust assets for the payment of Trustee fees and expenses. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell, or otherwise transfer his or her right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale, or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment, or levy. In the event of an attempted attachment, garnishment, or levy of the Participant's interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.

         2. Section B, Paragraph 1, above shall not apply if the attachment or garnishment of the Participant's interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree, or order that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (a) the name and last known mailing address of the Participant and of each alternate payee covered under the order, (b) the amount or percentage of the Participant's benefits to be paid to any alternate payee or the manner in which such amount or percentage is to be determined, (c) the number of payments or the period to which the order applies, and (d) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

         3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Company a written request regarding the time and manner of payment of the alternate payee's interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Internal Revenue Code, such request shall be considered by the Company and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an alternate payee shall be those set forth in Section B, Paragraph 3, of Article III, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Section B, Paragraph 3, of Article
III. If an alternate payee so desires, distribution of an alternate payee's interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Company and by the court.

C.       CONDITIONS TO THE EFFECTIVENESS AND CONTINUANCE OF THE PLAN

         1. The Company will not be required to make any contributions (wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k), and 401(m), of the Code, and exempt from Federal Income Tax under Section 501(a) of the Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.

         2. The Company will not be required to make any contributions (wage reduction contributions) to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the contributions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.

         3. The Company will not be required to make any contributions (wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have determined that no action will be taken by the Securities and Exchange Commission concerning such Trust or any information contained or omitted in a registration statement for the Plan. Continued contributions to the Trust and operation of the Plan shall be conditioned upon further determinations by the Company that the Securities and Exchange Commission will take no action concerning the Trust or any information contained or omitted in a registration statement for the Plan.

         4. In the event the Plan fails to qualify under the-applicable provisions of the Code, initially or as amended, the contributions shall be returned to the Company and the Participants.

                     ARTICLE V - ADMINISTRATION OF THE PLAN

A.       PLAN ADMINISTRATION

         1. The Company, which shall be the Plan Administrator, shall have responsibility for the administration of this Plan, including power to construe said Plan, to select the investment options to be available to Participants, to determine all questions that shall arise thereunder, including particular questions on eligibility and participation of Employees and all matters necessary for it properly to discharge its duties, powers, and obligations and to apply its established policies concerning the employment status of Participants. The decision of the Company made in good faith upon any manner within the scope of its authority shall be final, but the Company at all times in carrying out its decisions shall act in a uniform and non-discriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

         2. The Plan established by this Agreement is maintained for the exclusive benefit of Participants and beneficiaries, and the Plan's terms, including those relating to coverage and benefits, are legally enforceable. The Plan shall be administered in accordance with all applicable state and federal laws and regulations.

         3. The Company may from time to time authorize and instruct certain of its Employees to perform any and all acts, deeds and other matters required to be performed by the Company under the Plan and the Trust Agreement. Timken has so authorized and instructed that its Senior Vice-President - Human Resources, Purchasing and Communications, or any other officer or the delegate of an officer (except the Administrative Delegate), may sign any and all documents on behalf of the Plan.

         4. The Company may from time to time retain the services of one or more persons or firms designated as an Investment Manager for the management of (including the power to acquire and dispose of) all or any part of the Trust, provided that each of such persons or firms is registered as an investment advisor under the Investment Advisors Act of 1940, is a bank (as defined in that Act), or an insurance company qualified to perform, manage, acquire or dispose of trust assets under the laws of more than one State of the United States. Each such Investment Manager shall acknowledge in writing that it is a fiduciary with respect to the assets of the Trust under its authority and management. The Company may by similar notice modify or terminate such designation and authority from time to time. So long as and to the extent that any designation is in effect, the Trustee shall invest and reinvest that portion of the Trust assigned to an Investment Manager in accordance with the instructions received from such Investment Manager, and, with respect to such portion of the Trust managed by such Investment Manager, shall follow any instructions received by it from such Investment Manager. The Trustee shall be under no duty to review the investments made or held in any portion of the Trust over which an Investment Manager has been given investment authority nor shall it be under obligation to invest or otherwise manage any assets of the Trust which are subject to the management of such Investment Manager as custodian of such assets.

         5. The Company shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures developed by the Company. Any action made or taken by the Administrative Delegate may be appealed by an affected Employee or Beneficiary to the Company in accordance with the claims review procedures provided in Article V, Section C. Any decisions which call for interpretations of Plan provisions not previously made by the Company shall only be made by the Company. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.

B.       INFORMATION AS TO THE PLAN

         1. The Company agrees to furnish the following additional items of information to the Union:

         Information shall be furnished (a) to the District Director at Columbus, Ohio, in five (5) copies, (b) effective as of December 31 of the years in which this Agreement is in effect, and (c) within one hundred twenty (120) days from the 31st day of December of the years in which this Agreement is in effect.

                  a.       Information

                           (1)      Name of Trustee.

                           (2) Number of employees making contributions to the Plan.

                           (3) List of distributions made during preceding year showing:
                                    (a)      Social Security number, clock
                                             number, name, and address of
                                             recipient.
                                    (b)      Date hired.

                                    (c)      Amount of distribution.

                           (4)      Financial information.
                                    (a)      Assets of funds at beginning of
                                             year.
                                    (b)      Participant contributions during
                                             year.
                                    (c)      Net amount of income for year.
                                    (d)      Net amount of disbursements.
                                    (e)      Assets of funds at end of year.

C.       SETTLEMENT OF DISPUTES

         1. If any dispute shall arise between any Participant or beneficiary applying for a benefit and the Administrator or between any Participant or beneficiary applying for a benefit and the Company, as to such Participant's or beneficiary's entitlement to a benefit or the amount of his benefit, such dispute may be disposed of in the manner provided for in the Adjustment of Grievances, commencing with the last step in the grievance procedure preceding arbitration of the collective bargaining agreement in effect at the time such action is taken. Any Participant or beneficiary who wishes to submit such a dispute to such step of the grievance procedure must have a notice of his intention to do so filed by the Representative of the International Union with, the Administrator postmarked within sixty (60) days from the date of the notice to him of the action to which he objects. The Participant or beneficiary shall state clearly and concisely, in such notice of his intention to submit such dispute to such step of the grievance procedure, all facts which are the basis of his grievance; and if he claims that any Article or Articles of this Plan are involved, he shall specify such Article or Articles. The notice from the Administrator shall advise such Participant or beneficiary of his right to submit such dispute to such step of the grievance procedure within said time. The arbitrator, in deciding any such dispute and only insofar as necessary to decide such dispute, shall have authority only to interpret and apply the provisions of this Plan to the facts as presented in evidence to him, but he shall not have the authority to add to or subtract from or, in any way, to alter or amend any of such provisions. The decision of the arbitrator on such dispute, which shall properly have been referred to him, shall be final and binding upon the Company, the Union, Participant or beneficiary, and the Administrator, unless said decision was procured or induced by corruption, fraud, or undue means or was beyond the scope of the arbitrator's authority herein provided.

         2. If no appeal to arbitration is taken in accordance with Section C hereof from any decision of the Administrator either awarding or denying a benefit under this Plan, or modifying or reversing any earlier decision awarding or denying such benefit, such decision of the Administrator shall be final and binding upon said Participant or beneficiary or any person on his behalf and upon the Union.

                      ARTICLE VI - AMENDMENT OF 401(K) PLAN

         A. The Company expects to continue this Plan indefinitely, but reserves the right to amend the Plan in any other respect and in any manner not inconsistent with the 2000 401(k) Agreement. The Board of Directors of the Company has authorized its Senior Vice-President-Human Resources, Purchasing and Communications (or any other officer or delegate of an officer) to amend the Plan. Any such amendment shall be in writing. Upon delivery of written notice from the Company to the Trustee, the 401(k) Plan shall be deemed to have been amended in the manner set forth therein, and all participants and all persons claiming any interest hereunder shall be bound thereby; provided that no amendment:

                  1. shall have the effect of vesting in the Company any interest in any property held subject to the terms of the Plan;

                  2. shall cause or permit any property held subject to the terms of the Plan to be diverted to purposes other than the exclusive benefit of participants and their beneficiaries;

                  3. shall reduce the interest of a participant in the Trust property as of that time or his or her right to enjoy such interest without the written consent of the participant;

                  4. shall increase the duties or liabilities of the Trustee without its written consent.

         B. An amendment to the Plan may not reduce the benefits accrued to any participant unless (1) such amendment is necessary to establish or maintain the qualification of the Plan under the Code or to conform the Plan to the requirements of ERISA or other applicable legislation, or (2) if not so necessary, and the amendment is effective retroactively, such amendment is in accordance with Section C below.

         C. An amendment may reduce the accrued benefit of participants as of the date of adoption of the amendment, provided that:

                  1. the amendment is adopted no later than 2-1/2 months after the end of the Plan Year in which the amendment becomes effective;

                  2. the accrued benefits of participants as of the beginning of the Plan Year in which the amendment becomes effective are not reduced; and

                  3. the amendment shall not take effect until (a) a notice of such amendment is filed with the Secretary of Labor and (b) either the Secretary of Labor has approved such amendment or, if the Secretary of Labor has neither approved nor disapproved such amendment, ninety days have elapsed since the date on which such notice was filed.

         D. If an amendment changes the vesting provisions, any participant with at least three years of service on the date of adoption, or, if later, the effective date of the amendment, may, within ninety days after he is notified of his right to do so, elect to have the amount of his vested benefit determined on the basis of the Plan provisions in effect immediately prior to the effective date of the amendment.

         E. An amendment may not reduce the vesting percentage of any participant as of the later of (1) the effective date of the amendment or (2) the date of adoption of the amendment.

         F. Neither the consent of any participant nor of any other payee is required for any amendment to the Plan.

         G. In the event that amendments to this Plan are necessary or desirable for the purpose of (1) obtaining a favorable ruling by the Internal Revenue Service concerning the qualification of or any matter arising under this Plan,
(2) clarifying any ambiguity, correcting any apparent error, or supplying any omission from the provisions of this Plan, or (3) facilitating or improving the administration of this Plan, such amendments may be made by the Company; provided that no such amendment shall adversely affect any of the rights of participants or prospective participants in this Plan, nor impose additional obligations on the Company, or relieve the Company of any obligations prescribed hereby.

         H. The Board of Directors of the Company may delegate its duties and responsibilities with respect to the Plan to such officer or officers (or their designees) as the Board of Directors may determine and may allocate to and among any one or more of such officers such duties and responsibilities, including the power to amend the Plan in any manner.

                    ARTICLE VII - TERMINATION OF 401(K) PLAN

         A. The Plan may be terminated in whole or in part by the Company at any time, except to the extent that such termination would violate the 2000 401(k) Agreement. Upon a partial termination, the procedure and allocations applicable to a total termination of the Plan will apply to the group or groups of participants for whom this Plan terminates.

         Upon termination of the Plan, the rights of each participant are non-forfeitable with respect to the Plan benefits accrued to the date of such termination, to the extent that such benefits are then funded and subject to any curtailment and reduction necessary for qualification or continued qualification under any tax law, or as is necessary for this Plan to meet the requirements of ERISA or any other applicable law. The available Plan assets will be disposed of through the distribution of assets as outlined in Article III.

         The Plan Administrator is authorized to make any necessary adjustment in the above procedures and allocations applicable at termination of the Plan in order to meet any requirements imposed on the Plan pursuant to any of the terms of ERISA.

         Executed by The Timken Company at Canton, Ohio, on December _____, 2000, but as of January 16, 2000, except as otherwise specifically provided.


                             THE TIMKEN COMPANY



                             By: _______________________________________________
                                 Title: Senior Vice-President - Human Resources, Purchasing and Communications